EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor and Analyst Contact:	Media Contact:
Jeffrey S. Beyersdorfer	Gary Hanson
(602) 286-1530	(602) 286-1777

WESTERN REFINING LOGISTICS ANNOUNCES
QUARTERLY CASH DISTRIBUTION

EL PASO, Texas - May 5, 2014 - On May 2, 2014, the Board of Directors of the general partner of Western Refining Logistics, LP (NYSE:WNRL) declared a quarterly cash distribution for the first quarter 2014 of $0.2975 per unit, or $1.19 per unit on an annualized basis. The distribution for the fourth quarter of 2013 was $0.2407 per unit, and corresponded to WNRL’s minimum quarterly cash distribution of $0.2875 per unit as prorated for the period from the closing date of WNRL’s initial public offering on October 16, 2013, through December 31, 2013.

The 2014 first quarter distribution is a 3.5 percent increase over the minimum quarterly distribution and marks the first increase in the distribution to WNRL unitholders. The distribution will be paid on May 26, 2014, to all unitholders of record at the close of market on May 16, 2014.

About Western Refining Logistics
Western Refining Logistics, LP is a fee-based, growth-oriented master limited partnership formed by Western Refining, Inc. (NYSE: WNR) to own, operate, develop, and acquire terminals, storage tanks, pipelines, and other logistics assets related to the terminalling, transportation, and storage of crude oil and refined products. Headquartered in El Paso, Texas, Western Refining Logistics’ assets include approximately 300 miles of pipelines, approximately 7.9 million barrels of active storage capacity, and other assets in the Southwest US.

This release is intended to serve as qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of Western Refining Logistics’ distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business.  Accordingly, Western Refining Logistics’ distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.